UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2023

The Crypto Company

(Exact name of registrant as specified in its charter)

Nevada	000-55726	46-4212105
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23823 Malibu Road, #50477, Malibu, CA	90265
(Address of principal executive offices)	(Zip Code)

(424) 228-9955

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Effective February 2, 2023, The Crypto Company (the “Company”) borrowed funds pursuant to a Securities Purchase Agreement (the “SPA”) entered into with Fast Capital, LLC (“Fast Capital”), and Fast Capital purchased a 10% convertible promissory note (the “Note”) from the Company in the aggregate principal amount of $115,000. The Note has an original issue discount of $10,000, resulting in gross proceeds to the Company of $105,000. Pursuant to the SPA, the Company agreed to reimburse Fast Capital for certain fees in connection with entry into the SPA and the issuance of the Note. The SPA contains certain covenants and customary representations and warranties by the Company and Fast Capital typically contained in such documents.

The maturity date of the Note is January 30, 2024. The Note bears interest at a rate of 10% per annum, and a default interest of 24% per annum. Interest is payable in shares of Company common stock.

For the first six months, the Company has the right to prepay principal and accrued interest due under the Note at a premium of between 15% and 40% depending on when it is repaid. The Note may not be prepaid after the 180th day of its issuance.

Fast Capital has the right at any time after the six-month anniversary of the date of issuance of the Note to convert all or any part of the outstanding and unpaid principal amount of the Note into Company common stock, subject to a beneficial ownership limitation. The conversion price of the Note equals 60% of the lowest closing price of the Company’s common stock for the 20 prior trading days, including the day upon which a notice of conversion is delivered.

The Note contains various covenants standard and customary events of default such as failing to timely make payments under the Note when due, the failure to maintain a listing on the OTC Markets or the Company defaulting on any other note or similar debt obligation into which the Company has entered and failed to cure within the applicable grace period. The occurrence of any of the events of default, entitle First Capital, among other things, to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest on, the Note. Upon an “Event of Default”, interest shall accrue at a default interest rate of 24%, and certain defined events of default may give rise to other remedies (such as, if the Company is delinquent in its periodic report filings with the Securities and Exchange Commission then the conversion price of the Note may be decreased).

The foregoing descriptions of SPA and Note do not purport to be complete and are qualified in their entirety by the full text of the forms of the of SPA and Note which will be filed as exhibits to a subsequent current, quarterly, or annual report to be filed by the Company.

The offer and sale of the Note to Fast Capital was made in a private transaction exempt from the registration requirements of the Securities Act in reliance on exemptions afforded by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

The information set forth under Item 1.01 is incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective February 1, 2023, the Company amended its Articles of Incorporation (the “Articles”), to amend Section 1 of Article 4 of the Articles to increase the number of authorized shares of common stock from 50,000,000 to 150,000,000 (the “Amendment”).

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As previously disclosed in the Company’s definitive information statement filed with the Securities and Exchange Commission on January 6, 2023, the Board of Directors of the Company unanimously approved and recommended, and then certain shareholders of the Company owning approximately 53% of the Company’s outstanding common stock approved the Amendment by written consent in lieu of a special meeting in accordance with the applicable provisions of the Nevada Revised Statutes and the Company’s Bylaws. The Company prepared and caused to be sent or delivered to its shareholders pursuant to Regulation 14C under the Securities Exchange Act of 1934 an information statement relating to the Amendment, prior to the filing thereof with the Nevada Secretary of State.

Item 5.07. Submission of Matters to a Vote of Security Holders.

The information set forth under Item 5.03 is incorporated herein by reference.

Item. 9.01 Exhibits

(d) Exhibits

Exhibit No.

3.1	Certificate of Amendment to Articles of Incorporation
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CRYPTO COMPANY
Date: February 7, 2023
	By:	/s/ Ron Levy
	Name:	Ron Levy
	Title:	Chief Executive Officer, Chief Operating Officer and Secretary

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